                                  EXHIBIT 11.1


                        COMPUTATION OF EARNINGS PER SHARE



                                                                        Three Months ended
                                                                              March 31,
                                                                         2002          2001
                                                                         ----          ----
Net income                                                           $1,888,028      $1,105,688
                                                                     ==========      ==========
Weighted average number of common and common equivalent shares:

Weighted average common shares outstanding                            2,698,746       2,698,746

Shares issued from assumed exercise of
  common stock equivalents(1)                                            67,449          15,568
                                                                     ----------      ----------
Weighted average number of common and
  common equivalent shares outstanding                                2,766,195       2,714,314
                                                                     ==========      ==========

Earnings per share:
         Basic                                                       $      .70      $      .41
                                                                     ==========      ==========
         Diluted                                                     $      .68      $      .41
                                                                     ==========      ==========


(1) The number of common stock equivalents excluded from the computation of earnings per share at March 31, 2002 and March 31, 2001 was 11,007 and 103,715, respectively, because they were antidilutive.